China-Biotics, Inc. Reports Record Quarterly and Annual Revenue Growth
for Fiscal Year 2010

- Q4 Revenue Grew 64.4% to $25.5M, Gross Margin 69.4% -

- Annual Free Cash Flow of $14.4M –

- New Commercial Production of Bulk Additive Products Enhanced Growth -

SHANGHAI, China, June 11, 2010, China-Biotics, Inc. (NASDAQ: CHBT) ("China-Biotics" or "the Company"), a leading developer, manufacturer and distributor of probiotics products in China, today reported its financial results for the fourth quarter and the fiscal year ended March 31, 2010.

     4Q10 Financial Highlights
     -- Revenues were a quarterly record $25.5 million for a 64.4% year-over-year increase;
     -- Gross margin was 69.4% versus 68.5% in 4Q09;
     -- Excluding the non-cash losses from change in fair value of convertible bonds, non-GAAP net income for Q4 was $8.8 million, or non-GAAP diluted EPS
 $0.36;
     -- GAAP net income was $2.9 million, or $0.13 per diluted share;
     -- Cash and cash equivalents were $155.6 million.

     Fiscal Year 2010 Highlights
     -- Annual net revenue increased 50% year-over-year to an annual record $81.4 million;
     -- Gross margin was 70.4%;
     -- Operating income rose 62% to $35.3 million from $21.8 million in 2009;
     -- Excluding the non-cash losses from changes in fair value of convertible bonds, non-GAAP net income for the fiscal year 2010 was $27.8 million, or non-
 GAAP diluted EPS $1.28;
     -- GAAP net income was $15.6 million, or $0.80 diluted per share.
     -- Free cash flow $14.4 million.

Mr. Jinan Song, China-Biotics' Chairman and CEO commented, "We are pleased with our fourth quarter results and delivery of annual top line growth exceeding our 50% guidance. In fiscal year 2010, our retail business continued its steady growth as ‘Shining Essence’ remained one of the most popular products in the retail probiotics market while our diversifying product portfolio is attracting different customer groups. The long-term growth prospect of retail probiotics products in China is promising as more and more Chinese become aware of the benefit of probiotics to enhance their health condition. Therefore, our current business lines continued to generate record growth momentum.”

“More excitingly, our new bulk additive line quickly expanded to account for 26.8% of annual revenue in fiscal year 2010, an increase from 8.3% in fiscal year 2009. We expect the application of bulk additive probiotics in dairy and animal feed products to grow robustly in the future. The Chinese yogurt market is quickly embracing probiotics and the market potential is large. We remain confident that the addition of the bulk franchise will become the engine to drive our growth from both near-term and long-term perspectives. We look forward to becoming the dominant provider of bulk probiotics products in China and creating our long-term shareholder value."

Fourth Quarter FY2010 Financial Results

Revenues in the fourth quarter of fiscal year 2010 increased to $25.5 million from $15.5 million in the fourth quarter of fiscal year 2009. The increase was primarily due to increased sales volume in retail and bulk additive products, and bulk additive products increasingly account for a larger share of total revenue.

Gross profit increased 66.5% to $17.7 million from $10.6 million in the same period of fiscal year 2009. Gross margin was 69.4% compared with 68.5% in the same period of fiscal year 2009. The improvement in gross margin was mainly attributable to a product mix change as bulk sales rose.

General and administrative (G&A) expenses amounted to $1.2 million, compared with $1.1 million in the previous year. The slight increase in G&A expenses were mainly due to and staff and administrative costs associated with the new bulk additive plant. G&A expenses as a percentage of revenue decreased from 7.2% in the fourth quarter of fiscal year 2009 to 4.8% for the fourth quarter of fiscal year 2010.

Research and development (R&D) expenses were $1.4 million, a 52.4% increase from $0.9 million in the fourth quarter of fiscal year 2009. The increase in R&D expenses was mainly due to additional research costs related to the development and launching of new products. R&D expenses as a percentage of revenue was 5.4%, compared with 5.8% in the fourth quarter of fiscal year 2009.

Selling expenses for the fourth quarter of fiscal year 2010 were $4.3 million, compared with $3.0 million in fourth quarter in fiscal year 2009. This increase in selling expenses was primarily caused by the increase of overall sales. Selling expenses as a percentage of revenue decreased from 19.6% in the fourth quarter of fiscal year 2009 to 16.9% for the fourth quarter of fiscal year 2010.

Total operating expenses for the fourth quarter of fiscal year 2010 were $6.9 million compared with $4.9 million in the fourth quarter of fiscal year 2009. The increase was mainly due to higher selling and general and administrative expenses, as well as a large swing in Other Income from a gain to a loss due to changes in exchange values. SG&A expenses as a percentage of revenue decreased from 31.8% in the fourth quarter fiscal year 2009 to 27.1% in the fourth quarter of fiscal year 2010.

Operating income was $10.8 million compared with $5.7 million in the same period of fiscal year 2009, reflecting an 89.1% year-over-year increase.

Excluding the non-cash losses from the change in value of convertible bonds, non-GAAP net income was $8.8 million, compared with $5.6 million in the fourth quarter of fiscal year 2009. Non-GAAP diluted EPS was $0.36, compared with $0.39 in the fourth quarter of fiscal year 2009, on a greater number of shares outstanding in 2010.

GAAP net income for the fourth quarter of fiscal year 2010 was $2.9 million, compared with net income of $6.6 million in the same period of fiscal year 2009. Diluted net income per share were $0.13, compared with diluted earning per share $0.39 in the same period of 2009, on a greater number of shares outstanding.

As of March 31, 2010, the Company had cash and cash equivalents totaling $155.6 million, compared with $151.1 million at the end of December 2009, and compared with total liabilities of $76.8 million. Total stockholders' equity rose to $156.2 million at March 31, 2010, from $153.3 million at December 31, 2009.

The Company expects to complete its 10-K filing on or before June 14, 2010.

Fiscal year 2010 Results

For the fiscal year 2010, net revenue increased year-over-year by 50% to a record $81.4 million. The increase was primarily due to increased sales volume in both retail and bulk additive products, and the product mix changed as bulk additive products accounted for a larger share of total revenue.

Gross profit increased 50.8% to $57.3 million from $38.0 million in fiscal year 2009 due primarily to higher sales. Gross margin was 70.4% compared with 70.1% in fiscal year 2009.

Selling, general and administrative expenses were $18.4 million compared with $14.6 million in 2009. The increase was mainly due to the increase of overall sales as well as higher administrative costs associated with the new bulk additive production facility in Qingpu Industrial Park. Selling, general and administrative expenses as a percentage of revenue decreased from 26.9% in fiscal year 2009 to 22.6% in fiscal year 2010.

Research and development expenses were $3.7 million, representing a 13.5% increase from $3.2 million in the previous fiscal year. The Company continues to strengthen its R&D capability and plans to introduce more new products in fiscal year 2011.

Operating income in 2010 rose 62.0% to $35.3 million from $21.8 million in fiscal year 2009.

Excluding the non-cash losses from change in fair value of convertible bonds, non-GAAP net income was $27.8 million, or $1.28 earnings per share, compared with $16.9 million and $0.88 earnings per share in fiscal year 2009, on a greater number of shares outstanding in fiscal year 2010.

GAAP net income was $15.6 million, or $0.80 earnings per diluted share, compared with net income of $20.0 million, or $1.17 earnings per diluted share in fiscal year 2009, on a greater number of shares outstanding.

Free cash flow was $14.4 million compared with $6.4 million in fiscal year 2009.

Key Fiscal 2010 Milestones

In August 2009, China-Biotics’ wholly owned subsidiary, Shanghai Shining Biotechnology Co. , Ltd. was awarded the High-Technology Enterprise Certificate by the municipal government of Shanghai. The Company now receives a preferential income tax rate of 15% on substantially all of its operating income for the three-year period that began on January 1, 2010 versus the statutory tax rate of 25%.

In October 2009, the Company completed a public offering with net proceeds of $74.9 million, after deducting underwriting discounts, offering expenses and the exercise of over-allotment.

In February 2010, the Company’s new state-of-the-art bulk additive production facility commenced commercial production in the Shanghai Qingpu Industrial Park. Its production area has a designed total capacity of 150 tons annually and a world-class fermentation workshop equipped with a sophisticated control system and customized design for its proprietary fermentation technology.

Recent Developments

In April 2010, China-Biotics received the Good Manufacturing Process (“GMP”) approval from the Shanghai Food and Drug Administration (“SHFDA”) for the new production facility in the Qingpu Industrial Park. The certificate is valid through March 28, 2013 and is renewable.  GMP is a global quality assurance system that covers the testing and manufacturing of food, pharmaceutical products, and medical devices. GMP stipulates stringent approval guidelines on various aspects of production including approvals for both the organization and personnel based on evaluations of the factory and equipment, materials, hygiene certificates, waste and recycling, and aftersales, etc. Most developed countries legislate the use of GMP. The implementation of GMP in China has introduced a comparable level for safety and efficacy standards for pharmaceutical-related products.

In May 2010, the Ministry of Health in China announced an expanded list of probiotics. China-Biotics currently carries all of the 21 probiotics strains on the list. These probiotics strains are widely used in the Company’s bulk additive products.

Outlook for the Fiscal Year 2011

For fiscal year 2011, the management is expecting net sales to be at least 50% year-over-year growth. This target is based on the Company’s current views on the operating and market conditions, which are subject to change.

Mr. Jinan Song, Chairman and CEO of China-Biotics, stated, "With our established state-of-the-art facility in Shanghai and our growing capacity utilization, we believe that we are well positioned to ride the wave of rising market demand and increasing government support on probiotics. We will continue to broaden our distribution network as well as diversify our retail portfolio through launching new products. We also look forward to winning more bulk customers as we have received encouraging feedback from potential customers during the initial trial period."

Conference Call

The Company will host a conference call, to be simultaneously webcast, on Friday, June 11, 2010, at 8:00 a.m. Eastern Daylight Time or 8:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing +1-866-730-5763 (North America) or +1-857-350-1587 (International), passcode: 12247076, approximately 10 minutes before the call start time. A live webcast of the conference call will be available on the Company's Website at http://www.chn-biotics.com.

A replay of the call will be available shortly after the conclusion of the earnings conference call through midnight EDT, on June 18, 2010. Interested parties may access the replay by dialing +1-888-286-8010 (North America) or +1-617-801-6888 (International) and entering passcode: 22409856.

About China-Biotics

China-Biotics, Inc. ("China-Biotics," "the Company"), a leading manufacturer of biotechnology products and supplements, engages in the research, development, marketing and distribution of probiotics dietary supplements in China. Through its wholly owned subsidiary, Shanghai Shining Biotechnology Co., Ltd., the Company develops and produces its proprietary product portfolio including live microbial nutritional supplements under the "Shining" brand. Currently, the products are sold OTC through large distributors to pharmacies and supermarkets in Shanghai, Jiangsu, and Zhejiang province. In February 2010, China-Biotics began its commercial production in China’s largest probiotics production facility to meet growing demand in China. For more information, please visit http://www.chn-biotics.com.

Safe Harbor Statement

The information in this release contains forward-looking statements which involve risks and uncertainties, including statements regarding the Company's capital needs, business strategy and expectations. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements, which may be identified by terminology such as "may," "should," "will," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "forecast," "project," or "continue," the negative of such terms or other comparable terminology. Readers should not rely on forward-looking statements as predictions of future events or results. Any or all of the Company's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions, risks and uncertainties and other factors which could cause actual events or results to be materially different from those expressed or implied in the forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks described in "Item 1A. Risk Factors" and elsewhere in the Company's 2010 Annual Report on Form 10-K. These factors may cause the Company's actual results to differ materially from any forward-looking statement. In addition, new factors emerge from time to time and it is not possible for the Company to predict all factors that may cause actual results to differ materially from those contained in any forward-looking statements. The Company disclaims any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this document, except as required by applicable law.

Use of Non-GAAP Financial Measures

GAAP results for the fourth quarters and fiscal years ended March 31, 2010 and 2009, include non-cash losses or gains related to change in fair value of the Company's convertible notes. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release, which are non-GAAP net income and non-GAAP diluted earnings per share. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of adjustments to GAAP results appears in the tables accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials.

Contact:

Travis Cai
Chief Financial Officer
China-Biotics, Inc.
traviscai@chn-biotics.com

Kevin Theiss
Grayling
646-284-9409
kevin.theiss@grayling.com

- Tables Follow -

CHINA-BIOTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts expressed in US Dollars)

	March 31, 2010	March 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$155,579,371	$70,824,041
Accounts receivable	21,008,664	14,428,382
Other receivables	791,907	6,493
Inventories	1,100,707	563,853
Amount due from a director	2,367,892	-
Prepayments	1,104,149	1,547,582
Total current assets	$181,952,690	$87,370,351
Land Use Right	1,797,082	1,832,216
Property, plant and equipment, net	$48,886,077	$31,247,623
Deferred tax assets	$298,833	$354,157
Total assets	$232,934,682	$120,804,347
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,850,988	$2,909,898
Tax payables	28,989,337	25,528,447
Amount due to a director	-	2,380,007
Other payables and accruals	1,815,487	1,517,753
Convertible note, net of discount of $2,853,094 as of March 31, 2010	22,146,906	-
Embedded derivatives	14,797,000	-
Interest payable	3,156,035	-
Total current liabilities	$76,755,753	$32,336,105
Non-current liabilities
Convertible note, net of discount of $6,000,054 as of 2009	$-	$18,999,946
Embedded derivatives	-	2,660,000
Interest payable	-	1,411,942
Total non-current liabilities	$-	$23,071,888
Commitments and contingencies
Stockholders' equity:
Preferred stock (par value of $0.01, 10,000,000 shares authorized, none issued)	$-	$-
Common stock (par value of $0.0001, 100,000,000 shares authorized, 41,461,004 shares issued and 17,080,000 outstanding as of March 31, 2009 and 46,751,004 shares issued and 22,370,000 outstanding as of March 31, 2010)	4,675	4,146
Additional paid-in capital	82,769,074	7,863,031
Retained earnings	65,441,994	49,794,033
Treasury stock at cost (24,381,004 shares)	(2,438)	(2,438)
Accumulated other comprehensive income	4,939,830	4,711,788
Capital and statutory reserves	3,025,794	3,025,794
Total stockholders' equity	$156,178,929	$65,396,354
Total liabilities and stockholders' equity	$232,934,682	$120,804,347

CHINA-BIOTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts expressed in US Dollars)

	Years ended March 31,
	2010	2009
Net sales	$81,363,973	$54,197,082
Cost of sales	(24,070,203)	(16,197,267)
Gross profit	$57,293,770	$37,999,815
Operating expenses:
Selling expenses	$(13,535,225)	$(11,563,012)
General and administrative expenses	(4,872,678)	(3,016,694)
Research and development cost	(3,665,380)	(3,229,788)
Other income (expenses)	60,178	1,592,773
Total operating expenses	$(22,013,105)	$(16,216,721)
	$35,280,665	$21,783,094
Other income and expenses:
Changes in the fair value of embedded derivatives	$(12,137,000)	$3,092,000
Interest income	292,644	254,183
Total other (expenses) income	$(11,844,356)	$3,346,183
Income before taxes	$23,436,309	$25,129,277
Provision for income taxes	(7,788,348)	(5,162,388)
Net income	$15,647,961	$19,966,889

Earnings per share:
Basic and diluted	$0.80	$1.17
Weighted average shares outstanding
Basic and diluted	19,605,589	17,080,000

CHINA-BIOTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
(Amounts expressed in US Dollars)

	Years ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$15,647,961	$19,966,889
Adjustments for:
Change in fair value of convertible notes	12,137,000	(3,092,000)
Loss on disposal of plant and equipment	-	30,022
Depreciation	1,947,951	1,768,127
Change in deferred tax	55,850	(354,197)
(Increase)/Decrease in accounts receivable	(6,529,223)	(920,958)
Decrease in other receivables	203,369	-
Increase in inventories	(155,547)	(141,055)
(Increase)/Decrease in prepayment	(758,998)	540,677
Increase in accounts payable	2,915,868	43,042
Increase in tax payables	3,767,245	2,978,145
Increase/(Decrease) in other payables and accruals	(1,057,252)	2,248,135
NET CASH PROVIDED BY OPERATING ACTIVITIES	$28,174,224	$23,066,827
CASH FLOWS FROM INVESTING ACTIVITIES
Sales proceeds from disposal of fixed assets	$-	$-
Payment of capital expenditures	-	(808,219)
Purchase of fixed assets	(13,773,354)	(16,671,454)
NET CASH USED IN INVESTING ACTIVITIES	$(13,773,354)	$(17,479,673)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible note	$-	$-
Cash advance from a director	3,113,900	-
Proceeds from issuance of common stock	74,906,572	-
Repayment in advance from a director	(7,908,948)	-
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	$70,111,524	$-
Effect of exchange rate changes on cash	$242,937	$926,439
NET INCREASE IN CASH AND CASH EQUIVALENTS BALANCES	$84,755,331	$6,513,593
CASH AND CASH EQUIVALENTS BALANCES AT BEGINNING OF PERIOD	70,824,041	64,310,448
CASH AND CASH EQUIVALENTS BALANCES AT END OF PERIOD	$155,579,372	$70,824,041

Supplemental of disclosure cash flow information:
Interest paid	$1,005,885	$808,219
Income tax paid	$5,329,205	$3,119,911

	Three Months Ended March 31,
	2010		2009
Adjusted Net income	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount	8,773,196	0.36	5,570,132	0.33
Adjustments
Non-cash (losses) gains from change in fair value of convertible bonds	(5,889,000)	(0.23)	1,019,000	0.06
Amount per consolidated statement of operations	2,884,196	0.13	6,589,132	0.39

	Fiscal Year Ended March 31,
	FY2010		FY2009
Adjusted Net income	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount	27,784,961	1.28	16,874,889	0.88
Adjustments
Non-cash (losses) gains from change in fair value of convertible bonds	(12,137,000)	(0.48)	3,902,000	0.29
Amount per consolidated statement of operations	15,647,961	0.80	19,966,889	1.17

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